As filed with the Securities and Exchange Commission on December 12, 2003

                                                           Registration No._____
================================================================================


                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                              --------------------
                                    FORM S-8
                             REGISTRATION STATEMENT
                                      Under
                           THE SECURITIES ACT OF 1933
                              --------------------

                                 EQUITEX, INC.
                                 --------------
               (Exact name of Registrant specified in its charter)


                                    Delaware
                                    ---------
                         (State or other jurisdiction of
                         incorporation or organization)

                                   84-0905189
                                   -----------
                      (I.R.S. Employer Identification No.)
                            7315 East Peakview Avenue

                           Englewood, Colorado 80111
                           -------------------------
                (Address of Principal Executive Offices) (Zip Code)


                        Individual Compensation Plans and
                 Individual Stock Option and Warrant Agreements
                            (Full title of the plans)

                                   Henry Fong
                      President and Chief Executive Officer
                                  Equitex, Inc.
                            7315 East Peakview Avenue
                           Englewood, Colorado 80111
                     (Name and address of agent for service)

                                 (303) 796-8940
          (Telephone number, including area code, of agent for service)

                                   Copies to:

                              John W. Kellogg, Esq.
                                RaLea Sluga, Esq.
                               1775 Sherman Street
                                   21st Floor
                             Denver, Colorado 80203
                                 (303) 571-1400

                         CALCULATION OF REGISTRATION FEE
================================================================================

                                     Proposed
                                     Maximum
   Title of                          Offering   Proposed Maximum      Amount of
Securities to be    Amount to be    Price per      Aggregate        Registration
  Registered       Registered (1)     Share      Offering Price          Fee
--------------------------------------------------------------------------------

Common Stock,         3,782,110      $1.20 (2)     $4,538,532             $368
$.02 par value
--------------------------------------------------------------------------------

Total                 3,782,110      $1.20 (2)     $4,538,532             $368
================================================================================


(1) This Registration Statement is being filed to register 3,782,110 shares of common stock underlying the Equitex, Inc. 2003 Stock Plan, an individual compensation plan and individual stock option or warrant agreements (collectively, the "Plans"). This Registration Statement shall cover any additional shares of common stock which become issuable under the Plans by reason of any stock dividend, stock split, recapitalization or any other similar transaction without receipt of consideration which results in an increase in the number of shares of the Registrant's common stock.

(2) Estimated solely for the purpose of calculating the amount of the registration fee pursuant to Rule 457(h) and Rule 457(c) under the Securities Act of 1933, as amended (the "Act"). The offering price per share and aggregate offering price are based upon the average of the high and low prices of Equitex, Inc.'s common stock as quoted on the Nasdaq SmallCap market on Monday, December 8, 2003.

      Approximate date of commencement of proposed sale to the public: As soon as practicable after this Registration Statement becomes effective.

                              --------------------

                                     PART I
                    INFORMATION REQUIRED IN THE SECTION 10(a)
                                   PROSPECTUS

      This Registration Statement relates to two separate prospectuses.

SECTION 10(A) PROSPECTUS: Items 1 and 2, from this page, and the documents incorporated by reference pursuant to Part II, Item 3 of this prospectus, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act of 1933, as amended (the "Securities Act").

REOFFER PROSPECTUS: The material that follows Item 2, beginning on Page P-1 through P-23, up to but not including Part II of this Registration Statement, beginning on Page 2, of which the reoffer prospectus is a part, constitutes a "reoffer prospectus," prepared in accordance with the requirements of Part I of Form S-3 under the Securities Act. Pursuant to Instruction C of Form S-8, the reoffer prospectus may be used for reoffers or resales of shares which are deemed to be "control securities" or "restricted securities" under the Securities Act that have been acquired by the selling securityholders named in the reoffer prospectus.

Item 1.          PLAN INFORMATION.

      Equitex, Inc. (the "Registrant") will provide each stockholder, each option holder and each warrant holder (the "Recipient") with documents that contain information related to the Registrant's 2003 Stock Option Plan, an individual compensation plan and individual stock option or warrant agreements (collectively, the "Plans") which provide for its compensation shares and other information including, but not limited to, the disclosure required by Item 1 of Form S-8, which information is not filed as a part of this Registration Statement (the "Registration Statement"). The foregoing information and the documents incorporated by reference in response to Item 3 of Part II of this Registration Statement taken together constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act. A Section 10(a) prospectus will be given to each Recipient who receives shares of common stock covered by this Registration Statement, in accordance with Rule 428(b)(1) under the Securities Act.

Item 2.          REGISTRANT INFORMATION.

      The Registrant will provide to the Recipient a written statement advising it of the availability of documents incorporated by reference in Item 3 of Part II of this Registration Statement and of documents required to be delivered pursuant to Rule 428(b) under the Securities Act without charge and upon written or oral notice. The statement will include the address and telephone number to which any requests for documents should be directed.

                               REOFFER PROSPECTUS

                                  EQUITEX, INC.

             3,782,110 SHARES OF COMMON STOCK TO BE OFFERED AND SOLD
                         BY THE SELLING SECURITYHOLDERS

--------------------------------------------------------------------------------

      This reoffer prospectus relates to the reoffer and resale of shares of common stock of Equitex, Inc. by the selling securityholders for shares of common stock underlying the Equitex, Inc. 2003 Stock Option Plan, an individual compensation plan and individual stock option or warrant agreements held as of the date of this reoffer prospectus. The selling securityholders will offer the shares from time to time at prevailing market prices. Equitex will not receive any of the proceeds from the offering, except for any proceeds from the cash exercise of warrants owned by the selling securityholders.

         Our common stock trades on the Nasdaq SmallCap Market under the symbol EQTX. On December 8, 2003, the last reported sale price of our common stock on the Nasdaq SmallCap Market was $1.20 per share.

         We may amend or supplement this reoffer prospectus from time to time by filing amendments or supplements as required. You should read this entire reoffer prospectus and any amendments or supplements carefully before you make your investment decision.


                ------------------------------------------------


AN  INVESTMENT  IN THE STOCK OF EQUITEX  INVOLVES A HIGH DEGREE OF RISK.
THE SHARES SHOULD ONLY BE PURCHASED BY PERSONS WHO CAN AFFORD A COMPLETE LOSS. SEE "RISK FACTORS" BEGINNING ON PAGE P-8.


                ------------------------------------------------


         THE SECURITIES AND EXCHANGE COMMISSION HAS NOT APPROVED OR DISAPPROVED THESE SECURITIES OR DETERMINED THAT THIS REOFFER PROSPECTUS IS TRUTHFUL OR COMPLETE. A REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.


                ------------------------------------------------


            The date of this Reoffer Prospectus is December 12, 2003

                                TABLE OF CONTENTS



Where You Can Find More Information..........................................P-3

Forward-Looking Statements...................................................P-4

Equitex, Inc.................................................................P-5

Recent Developments..........................................................P-8

Risk Factors.................................................................P-8

Description of Capital Stock................................................P-15

Selling Securityholders.....................................................P-16

Plan of Distribution........................................................P-18

Indemnification Provided in Connection with the Offering by the Selling
Securityholders.............................................................P-19

                       WHERE YOU CAN FIND MORE INFORMATIOn

         Federal securities law requires us to file information with the Securities and Exchange Commission concerning our business and operations. Accordingly, we file annual, quarterly, and special reports, proxy statements and other information with the Commission. You can inspect and copy this information at the SEC's Public Reference Room at 450 Fifth Street, N.W., Washington, D.C. 20549.

         You can receive additional information about the operation of the Commission's Public Reference Facilities by calling the Commission at 1(800)SEC-0330. The Commission also maintains a website at http://www.sec.gov that contains reports, proxy and information statements and other information regarding companies that, like us, file information electronically with the Commission.

         The Commission allows us to "incorporate by reference" the information we file with them, which means we can disclose important information to you by referring you to the other information we have filed with the Commission. The information that we incorporate by reference is considered to be part of this reoffer prospectus, and related information that we file with the Commission will automatically update and supersede information we have included in this reoffer prospectus. We incorporate by reference the documents listed below and any future filings we make with the Commission under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended, until the selling securityholders sell all of their shares or until the registration rights of the selling securityholders expire. This reoffer prospectus is part of a Registration Statement that we filed with the Commission (Registration No. 333-______).

------------------------------------- ------------------------------------------
             FILING                                    PERIOD
------------------------------------- ------------------------------------------

Annual Report on Form 10-K..........  For the year ended December 31, 2002
------------------------------------- ------------------------------------------

Quarterly Report on Form 10-Q.......  For the quarter ended March 31, 2003
------------------------------------- ------------------------------------------

Quarterly Report on Form 10-Q.......  For the quarter ended June 30, 2003
------------------------------------- ------------------------------------------

Quarterly Report on Form 10-Q.......  For the quarter ended September 30, 2003
------------------------------------- ------------------------------------------

The Description of our Common Stock.  Registration Statement on Form 8-A filed with the Commission July 21, 1983
--------------------------------------------------------------------------------

Rule 425 Filing.....................  Filed with the Commission on July 23, 2003
------------------------------------- ------------------------------------------

Rule 425 Filing.....................  Filed with the Commission on September
                                      29, 2003
------------------------------------- ------------------------------------------

Rule 425 Filing.....................  Filed with the Commission on November
                                      17, 2003
------------------------------------- ------------------------------------------

         You can request a free copy of the above filings or any filings subsequently incorporated by reference into this reoffer prospectus by writing or calling us at the following address:

                                  Equitex, Inc.
                            7315 East Peakview Avenue
                            Englewood, Colorado 80111
                            Telephone: (303) 796-8940
                            Facsimile: (303) 796-9762

         You should rely only on the information incorporated by reference or provided in this reoffer prospectus or any supplement or amendment to this reoffer prospectus. We have not authorized anyone else to provide you with different information or additional information. The selling securityholders will not make an offer of Equitex's common stock in any state where the offer is not permitted. You should not assume that the information in this reoffer prospectus, or any supplement or amendment to this reoffer prospectus, is accurate at any date other than the date indicated on the cover page of such documents.

                           FORWARD-LOOKING STATEMENTS

         Certain statements contained in this reoffer prospectus and in the documents incorporated by reference herein, constitute "forward-looking statements" within the meaning of Section 27A of the Securities Act, as amended, and Section 21E of the Exchange Act, as amended. These forward-looking statements can be identified by the use of predictive, future-tense or forward-looking terminology, such as "believes," "anticipates," "expects," "estimates," "may," "will" or similar terms. Forward-looking statements also include projections of financial performance, statements regarding management's plans and objectives and statements concerning any assumption relating to the foregoing. Certain important factors regarding our business, operations and competitive environment which may cause actual results to vary materially from these forward-looking statements are discussed below under the caption "Risk Factors."

                                  EQUITEX, INC.

         We are a holding company that operates through our wholly-owned subsidiaries, Chex Services, Inc., a Minnesota corporation ("Chex Services"), Key Financial Systems, Inc., a Florida corporation ("Key Financial Systems"), Nova Financial Systems, Inc., a Florida corporation ("Nova Financial Systems"), and our majority-owned subsidiary Denaris Corporation, a Delaware corporation ("Denaris").

CHEX SERVICES, INC.

         Chex Services was organized in July 1992. Chex Services provides comprehensive cash access services to casinos, and other gaming establishments, while also marketing its products ala' carte to other establishments in the casino, entertainment, and hospitality industries. Chex Services' total funds transfer system allows casino patrons to access cash through check cashing, credit/debit card cash advances, automated teller machines and wire transfers. Chex Services' check and credit card advance systems allow it to compile detailed demographic data about patrons that utilize these services. The collected patron demographic data is then provided to the casino operators and can be used in their marketing efforts. Chex Services has also commenced marketing of its payroll card, stored value card and CHEXGUARD electronic check authorization and guarantee system to both the gaming and retail markets.

         Currently, Chex Services has contracts to provide its comprehensive cash access service portfolio as well as ala'carte products and services to approximately 40 locations throughout the United States. At each such location, Chex Services places credit/debit card cash advance systems and/or automated teller machine terminals at the facility. In locations where Chex Services provides its comprehensive services, Chex Services actually operates its own independent teller facility separate from the casino's cashier cage. This teller facility is staffed by Chex Services' employees to process transactions and disburse cash to the location's customers when they transact requests for check cashing, credit/debit card advances, wire transfers and other services, such as the issuance of money orders.

         Chex Services provides services pursuant to the terms of a financial services agreement entered into with each gaming establishment. The financial services agreement specifies which cash access services will be provided by Chex Services, the transaction fees to be charged by Chex Services to patrons for each type of cash access transaction and the amount of compensation to be paid by Chex Services to the casino. Pursuant to all of these agreements with the locations serviced, Chex Services maintains the exclusive rights (with rare exception) to provide its services for the term of the contract.

         At each location where Chex Services provides its cash access services, it must have sufficient cash available to process both check cashing and credit card advance transactions. Additionally, at each location where it operates automated teller machines, Chex Services must have sufficient cash available to replenish the automated teller machine. The amount of cash required is dependent upon transaction volume that Chex Services calculates on a location-by-location basis to ensure sufficient reserves. To meet its cash needs, Chex Services arranges to have the cash it maintains on deposit delivered from a local bank as needed. Chex Services usually utilizes the same financial institution for depositing customer checks.

         CREDIT/DEBIT CARD CASH ADVANCE SERVICES.

         Chex Services" credit/debit card cash advance services allow patrons to use their VISA, MasterCard, Discover, and American Express cards to obtain cash. The remote cash access terminals and other equipment used to provide credit card cash advance services are provided by a vendor pursuant to cash advance service agreements between Chex Services and the vendor. Each of the cash advance service agreements provides that the vendor will supply, install and maintain, at the vendor's expense, the equipment and supplies necessary to operate the cash advance system.

         Under the terms of the cash advance service agreement, the vendor charges each patron completing a credit card advance transaction a service fee based on the cash advance amount and pays a portion of such service fee to Chex Services. The service fee and the credit card cash advance amount are charged against the credit card account of the location patron effecting the transaction and deposited by the appropriate credit card company into the vendor's account. The vendor reimburses Chex Services for the advance amount by check and pays the commission due to Chex Services in the month following the month the transaction was completed. At the locations where Chex Services provides credit card advance services, it pays the operator a commission for each completed credit card cash advance transaction.

         Patrons may initiate a credit card cash advance transaction at a remote credit card cash advance terminal at Chex Services' teller facility. The remote credit card cash advance terminals consist of a credit card reader with an integrated keypad and a digital display. The patron initiates the credit card cash advance transaction by swiping the credit card's magnetic strip through the card reader and then entering the amount of cash requested. The remote terminal automatically accesses the credit card company's authorization center for approval of the transaction. If the transaction is approved, a cash advance draft is automatically generated at the teller facility and the patron is directed to go to the teller facility to obtain the cash advance. At the teller facility, the employee verifies the patron's identity and performs certain other security measures gathering certain demographic information, including the patron's address and telephone number. The patron then endorses the back of the cash advance draft, initials the front of the draft acknowledging the service fee charge and receives the cash requested with a transaction receipt. The vendor, pursuant to the terms of the cash advance service agreement with Chex Services, guarantees payment to Chex Services for all transactions that are processed in accordance with the procedures specified in the cash advance service agreement.

         For the three months ended September 30, 2003, Chex Services processed approximately 113,000 credit/debit card transactions with approximately $39 million in advances and earned fees of approximately $1,378,000 on these transactions. For the nine months ended September 30, 2003, Chex Services processed 327,000 credit/debit card transactions with approximately $112 million in advances and earned fees of approximately $3,983,000.

         CHECK CASHING SERVICES.

         Chex Services' check cashing services allow location patrons to access cash by writing a check to Chex Services at its teller facility staffed by employees of Chex Services. Chex Services' employees conduct the authorization and verification process for check cashing transactions in accordance with detailed procedures developed by Chex Services designed to help minimize bad debts.

         Chex Services' customers are granted check cashing limits based upon their check cashing history that is captured and maintained by Chex Services. The customer's ability to pay is critical in establishing their check cashing limits.

         Chex Services charges the customer a fee for cashing checks. The fee for personal checks ranges from 3% to 10% of the amount of the cashed check. At the locations where Chex Services provides check cashing services, Chex Services pays the location operator a commission based upon the monthly amount of checks cashed. Chex Services also cashes other financial instruments at varying customer fees, such as money orders, government checks, payroll checks, insurance checks, etc.

         Chex Services' check cashing services benefit location operators by providing demographic information on the location's patrons, relieving the location of any risk and collection costs associated with returned checks and by allowing the location to focus on the aspects of the business that they do best.

         Chex Services mitigates its potential for returned items by establishing check cashing limits based on the customer's history at Chex Services locations. In addition, Chex Services utilizes national negative databases to determine if a customer has written nonnegotiable checks in the past. It also contacts the customer's bank to verify funds availability in the customer's checking account. Additionally, Chex Services obtains the fingerprints and a photo of its customers to deter potential bad checks and to assist its efforts in collections when necessary.

         For the three months ended September 30, 2003, Chex cashed over $43 million of personal checks and over $36 million of "other checks", earning fees of approximately $2,205,000 and $266,000, respectively. For the nine months ended September 30, 2003, Chex cashed over $122 million of personal checks and also over $109 million of "other checks" earning fees of approximately $6,271,000 and $807,000, respectively. For the three months ended September 30, 2003 and September 30, 2002, Chex collected fees of $131,000 and $112,000, respectively on returned checks and had other income of approximately $12,000 and $53,000, respectively.

         AUTOMATED TELLER MACHINE SYSTEMS.

         Under the terms of the agreements with the processor (vendor), Chex Services receives a surcharge fee for each cash withdrawal and the vendor credits Chex Services' bank settlement account for each transaction, less any processing fees. The surcharge, which is a charge in addition to the cash advance, is made against the bank account of the patron effecting the transaction and is deposited in the vendor's account. The vendor reimburses Chex Services for the cash advance amount generally within two days of the transaction and pays the surcharge commission due Chex Services for each withdrawal either immediately or in the month following the month the transactions were completed. This variance in the timing of the surcharge payments is based upon the automated teller machine processing agreements between Chex Services and its vendors. Chex Services generally passes on an agreed upon percentage of the surcharge commissions to the locations where the automated teller machines are placed.

         For the three months ended September 30, 2003, Chex Services processed approximately 940,000 automated teller machine transactions and earned commissions or fees of $833,000 on approximately $92 million in transactions. For the nine months ended September 30, 2003, Chex Services processed approximately 2.7 million automated teller machine transactions and earned commissions or fees of $2,459,000 on approximately $266 million in transactions.

         MARKETING AND SALES OF SERVICES.

         Chex Services' objective is to increase the number of locations at which it provides cash access services in the gaming industry. It intends to pursue additional contracts with new casinos, existing casinos not currently contracting with a cash access provider and other existing casinos when such casinos' current contracts with other cash access service providers expire. At September 30, 2003, Chex Services had approximately 40 contracts with casinos and other gaming establishments. As of December 31, 2002, Chex Services is the number one provider of full service booth cash access operations to the Native American gaming industry.

         In furtherance of Chex Services' objective to increase its market share, its marketing plan is designed to increase Chex Services' profile in the casino industry. The marketing plan includes increasing direct personal contact with casino management personnel responsible for decision making regarding cash access services, including the implementation of customer service workshops that are designed for Chex Services and the casino's employees. Chex Services has developed a network of associates in the casino industry who are able to refer casino management to Chex Services. It also advertises in trade publications, attends industry trade shows and distributes sales material to casino operators through direct mail.

         Denaris Corporation was formed on August 16, 2002 to develop and market a prepaid reloadable stored value card program. Stored value cards offer a convenient alternative to customers, particularly immigrants, who choose not to utilize traditional bank accounts due to language barriers and apprehension. Initially, Denaris intends to focus on the development of marketing programs targeting various immigrant populations that utilize international fund remittance services to transfer funds. Additionally, we, through Denaris, intend to market a proprietary stored value card program, with our initial focus on the international funds remittance business between the United States and Jamaica.

KEY FINANCIAL SYSTEMS AND NOVA FINANCIAL SYSTEMS

         Key Financial Systems and Nova Financial Systems are no longer operating entities. The companies were financial companies that specialized in selling credit card programs designed for high credit risk clients. Key Financial Systems and Nova Financial Systems were also full service organizations, that provided credit card portfolio management services, including automated application processing, customer service, mediation, collection services, risk management, accounting and management information systems.

         Key Financial Systems was established in Clearwater, Florida in June 1997 to design, market and service credit card products aimed at the sub-prime credit market. In late 1998, its sister company, Nova Financial Systems was formed to provide the same services as Key Financial Systems for Key Financial Systems' second bank client.

         While Key Financial Systems marketed the Pay As You Go credit card program with Net 1st National Bank, on March 1, 2002, federal banking regulators closed Net 1st National Bank and subsequently the Federal Deposit Insurance Corporation notified all of Net 1st National Bank's credit cardholders that their accounts would be closed. In May 2002, Key Financial Systems filed a claim with the FDIC for all funds due from Net 1st National Bank to Key Financial Systems under its agreement with Net 1st National Bank through the date it was closed by federal banking regulators. The total amount of the claim was $4,311,027.

         In October 2002, the FDIC notified Key Financial Systems that it had determined to disallow all but $111,734 of the total claim. The notification states that as the FDIC liquidates the assets of the receivership, Key Financial Services may periodically receive payments on the allowed portion of this claim through dividends. We and our legal counsel do not agree with this disallowance. On November 18, 2002, we filed a lawsuit in the United States District Court for the Southern District of Florida seeking to recover, $4,311,027, the full amount of our claim. The FDIC has answered the complaint, asserting a counterclaim for $1,000,000 which the FDIC asserts is for refunds to be made to customers who did not receive credit cards as a result of the FDIC's actions.

         Closing of the Net 1st National Bank portfolio resulted in the termination of all future credit card servicing revenues to Key Financial Services from the Net 1st National Bank portfolio after March 4, 2002. For the year ended December 31, 2001, the Net 1st National Bank portfolio provided 71.3% of the total credit card servicing revenues for Key Financial Services. The Net 1st National Bank portfolio was projected to represent an even greater percentage of 2002 revenues due to the continuing attrition of the Key Bank & Trust and Merrick Bank portfolios that were originated in 1998 and 1999 and the expected growth in the Net 1st National Bank portfolio.


                               RECENT DEVELOPMENTS

         In July 2003, we announced our executaion of a definitive agreement for the sale of our wholly-owned subsidiary, Chex Services, Inc. to Cash Systems, Inc. ("Cash Systems"), a publicly-traded Delaware corporation. Terms of the agreement are for Cash Systems to issue 9,000,000 shares of common stock to us for all of the outstanding common stock of Chex. As part of the agreement we would distribute to our stockholders the lesser of (i) the number of shares required for us to hold less than ten percent of shares, or (ii) 1,500,000 shares, whichever is less.

         In November 2003, we announced the execution of a definitive agreement for the sale of Chex to iGames Entertainment, Inc. ("iGames"), a publicly traded Nevada corporation. Terms of the agreement are for iGames to issue at least 62.5% of its issued and outstanding common stock to us, with the shares having a value of at least $63 million for all of the outstanding common stock of Chex. In addition, the agreement includes a $780,000 two-year agreement between iGames and our majority-owned subsidiary, Denaris, for various services to be provided by Denaris. As part of the agreement we are to distribute to our stockholders the number of shares required for us to hold less than ten percent of iGames' outstanding common stock following the transaction.

         On December 3, 2003, Cash Systems informed us that it was terminating its agreement to acquire Chex Services because of alleged breaches of the agreement by us. Cash Systems has also commenced litigation against us and Chex Services seeking unspecified damages for alleged breaches of its agreement to acquire Chex Services. We believe Cash Systems has wrongfully terminated the agreement and the allegations in its litigation against us and Chex are without merit. Because of continued breaches of the agreement by Cash Systems, we have elected to terminate the agreement with Cash Systems and have demanded payment of the $500,000 termination fee from Cash Systems. In addition to vigorously defending the litigation commenced by Cash Systems, we may choose to file counterclaims against Cash Systems seeking damages for the numerous breaches and apparent bad faith actions of Cash Systems.

                                  RISK FACTORS

         PROSPECTIVE INVESTORS SHOULD CONSIDER CAREFULLY THE FOLLOWING RISK FACTORS, AS WELL AS THE OTHER INFORMATION CONTAINED IN THIS PROSPECTUS, BEFORE MAKING AN INVESTMENT IN OUR COMMON STOCK. YOU SHOULD BE AWARE THAT THE OWNERSHIP OF OUR COMMON STOCK INVOLVES RISKS, INCLUDING THOSE DESCRIBED BELOW AND ELSEWHERE IN THIS REGISTRATION STATEMENT, THAT COULD ADVERSELY AFFECT THE VALUE OF YOUR HOLDINGS. WE ARE NOT MAKING, AND NO OTHER PERSON IS AUTHORIZED TO MAKE, ANY REPRESENTATION AS TO THE FUTURE MARKET VALUE OF OUR COMMON STOCK.

                RISKS REGARDING OUR HISTORY AND THE TRANSACTIONS

WE HAD A NET LOSS IN 2002, EXPECT TO INCUR A NET LOSS IN 2003 AND THERE IS NO ASSURANCE WE WILL HAVE A PROFIT NEXT YEAR.

         We incurred a net loss of approximately $4.3 million (a loss applicable to common stockholders of approximately $4.4 million) for the year ended December 31, 2002, compared to a net loss of approximately $1 million and net loss applicable to common stockholders of approximately $4.2 million for the year ended December 31, 2001. For the nine months ended September 30, 2003, we incurred a net loss of approximately $1,522,000 (a loss applicable to common stockholders of approximately $1,904,000). There is no assurance that we will have a profit for the year ending December 31, 2003.

WE CAN PROVIDE NO ASSURANCE THAT WE WILL CONSUMMATE THE PROPOSED TRANSACTION FOR THE SALE OF CHEX SERVICES OR THAT WE MAY NOT INCUR SIGNIFICANT EXPENSE AS A RESULT OF LEGAL ACTIONS RELATING TO THE COMPETING BIDS.

         While we have signed certain agreements for the sale of Chex, we can provide no assurance that all conditions for closing can or will be met by all parties or that we will consummate the proposed sale of Chex to iGames Entertainment. In addition, we have been notified by Cash Systems that they have initiated legal action against us seeking unspecified damages for alleged breach of their Agreement to buy Chex. We intend to vigorously defend ourselves against the litigation commenced by Cash Systems and may choose to file counterclaims against them for numerous breaches and apparent bad faith actions on their part. As a result, there may be significant costs related to these legal actions and there is no guarantee we will be successful either in defending against the Cash Systems lawsuit or successfully pursuing any possible counterclaims.

                      RISKS ASSOCIATED WITH OUR SECURITIES

FAILURE TO COMPLY WITH NASDAQ'S LISTING STANDARDS COULD RESULT IN OUR COMMON STOCK BEING DELISTED BY NASDAQ FROM THE NASDAQ SMALLCAP MARKET AND LIMIT THE ABILITY FOR STOCKHOLDERS TO SELL OUR COMMON STOCK.

         Our common stock is currently traded on the Nasdaq SmallCap Market. In July 2002, we received notice from the Nasdaq Stock Market that for the last 30 consecutive trading days our common stock's minimum bid price has fallen below the $1.00 per share required for continued inclusion. We regained compliance with the minimum bid price requirement on June 25, 2003, however, we can provide no assurance that our common stock may not fall below the $1.00 per share required for continued inclusion at some time in the future.

         If for any reason our common stock is delisted from the Nasdaq SmallCap Market, the price of our common stock may be quoted on either the electronic bulletin board or on pink sheets. This would make it more difficult for securityholders to sell their shares of our common stock on the market and would decrease our liquidity.

WE HAVE REACHED THE LIMIT FOR THE ISSUANCE OF COMMON STOCK UPON CONVERSION OF OUR SERIES D, G AND I PREFERRED STOCK AND THERE IS NO ASSURANCE WE WILL BE ABLE TO EITHER OBTAIN SHAREHOLDER APPROVAL FOR FURTHER ISSUANCES OR BE ABLE TO REDEEM THE STOCK.

         Pursuant to the certificate of designations for our Series D, G and I preferred stock, we cannot issue shares of common stock upon conversion in excess of 1,421,387 shares for the Series D preferred stock, 1,421,387 shares for the Series G preferred stock and 1,638,503 for the Series I preferred stock, which is 20% of the outstanding number of shares of our common stock on the date the shares of preferred stock were issued. We must obtain stockholder approval to issue shares in excess of this limitation, or in lieu of such approval, redeem any shares in excess of the limitation at 135% of the stated value of Series D and G, and 125% of the stated value of Series I preferred stock, which is $1,250 or $1,350 per share if a holder of these shares desires to convert the shares into our common stock. While we have redeemed a total of 1,130 shares of Series I preferred stock, there are still 1,600 shares of Series I preferred stock outstanding, 408 shares of Series D Preferred stock outstanding and 370 shares of Series G preferred stock outstanding at December 8, 2003. There is no guarantee that we will be able to obtain shareholder approval for the issuance of shares of common stock in excess of the limitation or that we will have sufficient funds available for redemption of the shares of Series D, G or I preferred stock in excess of the limitation.

THE CONVERSION OF OUTSTANDING PREFERRED STOCK AND THE EXERCISE OF WARRANTS AND OPTIONS AT PRICES BELOW THE MARKET PRICE OF OUR COMMON STOCK COULD CAUSE A DECREASE OR CREATE A CEILING ON OUR MARKET PRICE.

         The conversion of outstanding preferred stock into approximately 3,048,718 shares of our common stock at an estimated average conversion price of $0.78 per share and the exercise of warrants and options into 12,574,038 shares of our common stock at an estimated average exercise price of $3.73 per share, which includes the warrants to purchase an aggregate of 4,811,698 shares of our common stock that were issued in the Nova Financial Systems and Key Financial Systems acquisition, may be below the market price of our common stock. This assumes that we obtain shareholder approval to issue shares upon conversion of our outstanding Series D, G and I preferred stock in excess of 20% of our outstanding shares of common stock, as discussed above. Depending on the market price of our common stock at the time of the conversion or exercise, this may cause a decrease or create a ceiling on the market price of our common stock.

THERE MAY BE SUBSTANTIAL DILUTION FROM THE CONVERSION OF OUTSTANDING PREFERRED STOCK TO OUR CURRENT STOCKHOLDERS.

         Our stockholders may experience dilution from the conversion of shares of our Series D, G, and I convertible preferred stock into approximately 3,048,718 shares of our common stock or 9.0% of the number of shares of common stock currently outstanding, assuming our shareholders approve the issuance of shares in excess of 20% of our outstanding shares of common stock, as discussed above. Of the 1,200 shares of Series D 6% convertible preferred stock issued, 792 shares have been converted into 1,376,945 shares of our common stock through December 8, 2003. The remaining 408 outstanding shares of Series D preferred stock would currently convert into approximately 523,077 shares of our common stock as of December 8, 2003, using a conversion price of 65% of the closing price of our common stock of $1.20 at that date. Of the 1,300 shares of our Series G convertible preferred stock issued, 930 shares have been converted into 1,353,376 shares of our common stock through December 8, 2003. The remaining 370 outstanding shares of Series G preferred stock would currently convert into approximately 474,359 shares of our common stock as of December 8, 2003, using a conversion price of 65% of the closing price of our common stock of $1.20 at that date. Of the 4,000 shares of Series I convertible preferred stock issued, 1,130 shares have been redeemed and 1,270 shares have been converted into 975,993 shares of our common stock through December 8, 2003. The remaining 1,600 outstanding shares of Series I preferred stock would currently convert into approximately 2,051,282 shares of our common stock as of December 8, 2003, using a conversion price of 65% of the closing price of our common stock of $1.20 at that date, however, the certificate of designations for the Series I preferred stock prohibits us from issuing common stock in excess of 20% of the outstanding number of shares of our common stock on the date the shares of Series I preferred stock were issued. Since we are near this limit, only 661 shares of common stock can be issued upon conversion of Series I preferred stock without stockholder approval.

WE HAVE OUTSTANDING CONVERTIBLE SECURITIES THAT MAY CAUSE SUBSTANTIAL DILUTION TO HOLDERS OF OUR COMMON STOCK.

         The conversion terms of our outstanding Series D, G and I convertible preferred stock may cause substantial dilution in the book value per share of our common stock. The conversion features in the Series D, G and I preferred stock allow the holders to purchase increasing shares of common stock as a result of a decreasing market price of our common stock price including but not limited to the following circumstances:

     o To the extent that the selling securityholders exercise their warrants and then sell common stock, the common stock price may decrease due to the additional shares in the market. This could allow the holders to convert or exercise remaining Series D, G or I preferred stock into greater amounts of common stock, the sales of which would further depress the stock price.

     o The significant downward pressure on the price of the common stock could encourage short sales and consequently place further downward pressure on the price of the common stock.

     o Under the terms of our Series D, G and I preferred stock, holders of these shares must own less than 5% of our outstanding shares of common stock. Holders of these shares may circumvent this restriction by converting an amount of preferred stock to common stock in an amount less than 5% of our outstanding shares of common stock, then selling those shares of common stock into the market and then converting another block of preferred stock into common stock. By doing the foregoing, holders of our Series D, G and I preferred stock can create additional dilution to the existing holders of our common stock.

     o The conversion of the Series D, G and I preferred stock may result in substantial dilution to the interests of other holders of common stock.

         Since we cannot know the conversion price of the Series D, G or I preferred stock until notice of conversion has been provided by the holder, we cannot currently determine how many shares of common stock we will actually issue upon conversion of the Series D, G or I preferred stock. The conversion ratio for issuing shares of our common stock in exchange for Series D preferred stock is determined by dividing the stated value of the Series D preferred stock by the conversion price, which is 65% of the market price of our common stock.

         The conversion ratio for issuing shares of our common stock in exchange for Series G preferred stock is determined by dividing the stated value of the Series G preferred stock by the conversion price. The conversion price will be the lowest of:

     o   $6.50; or

     o 65% of the market price of our common stock provided that if our common stock is delisted from the Nasdaq stock market for any reason, then the conversion price for the remaining outstanding shares of Series G preferred stock drops to 50% of the market price.

         For example and for illustrative purposes only, if the conversion date is December 9, 2003, the closing market price of our common stock on December 8, 2003 was $1.20, 65% of $1.20 is $.78. Therefore, the lower of $6.50 and $.78 is
$.78 and $.78 (65% of $1.20) is the conversion price for our Series G preferred stock.

         The conversion ratio for issuing shares of our common stock in exchange for Series I preferred stock is determined by dividing the stated value of the Series I preferred stock by the conversion price. The conversion price will be the lowest of:

     o   $5.98; or

     o 65% of the market price of our common stock provided that if our common stock is delisted from the Nasdaq stock market for any reason, then the conversion price for the remaining outstanding shares of Series I preferred stock drops to 50% of the market price.

         For example and for illustrative purposes only, if the conversion date is December 9, 2003, the closing market price of our common stock on December 8, 2003 was $1.20, 65% of $1.20 is $.78. Therefore, the lower of $6.50 and $.78 is
$.78 and $.78 (65% of $1.20) is the conversion price for our Series I preferred stock.

         The following table sets forth, for illustrative purposes only, the effect of increasing and decreasing stock prices and its result on the conversion price per share and number of shares issued upon conversion of the Series D, G and I preferred stock, based on the closing market price of our common stock on December 8, 2003.

-------------- ----------- -------------- ----------- --------------- ----------- -------------- --------------

  Price per    Conversion    Aggregate    Conversion     Aggregate    Conversion     Aggregate    Percentage of
   share of    price of      number of     price of      number of    price of       number of     outstanding
 common stock  Series D      shares of     Series G      shares of    Series I       shares of    common stock
               preferred    common stock   preferred   common stock   preferred    common stock     (5) (10)
               stock (1)    convertible    stock (3)    convertible   stock (11)    convertible
                              from all                   from all                    from all
                              Series D                   Series G                    Series I
                             preferred                   preferred                   preferred
                             stock (2)                   stock (4)                  stock (12)
-------------- ----------- -------------- ----------- --------------- ----------- -------------- --------------
    $1.20        $.780        523,077        $.780        474,359       $.780        2,051,282        9.00%
-------------- ----------- -------------- ----------- --------------- ----------- -------------- --------------
   $.90 (6)      $.585        697,436        $.585        632,479       $.585        2,735,043       11.65%
-------------- ----------- -------------- ----------- --------------- ----------- -------------- --------------
   $.60 (7)      $.390       1,046,154       $.390        948,718       $.390        4,102,564       16.51%
-------------- ----------- -------------- ----------- --------------- ----------- -------------- --------------
  $1.50 (8)      $.975        418,462        $.975        379,487       $.975        1,641,026        7.33%
-------------- ----------- -------------- ----------- --------------- ----------- -------------- --------------
  $1.80 (9)      $1.170       348,718       $1.170        316,239       $1.170       1,367,521        6.18%
-------------- ----------- -------------- ----------- --------------- ----------- -------------- --------------

(1)  The conversion price is 65% of the market price of our common stock.

(2) Assumes that all 408 shares of Series D preferred stock, which have a stated value of $408,000, will be converted into common stock.

(3) The conversion price is the lesser of (a) $6.50 or (b) 65% of the market price of our common stock for our Series G preferred stock.

(4) Assumes that all 370 shares of Series G preferred stock, which have a stated value of $370,000, will be converted into common stock.

(5) Assumes 30,830,726 outstanding shares of our common stock prior to the conversion of the Series D, G and I preferred stock.

(6)  Reflects a 25% reduction from the average closing bid price of $1.20.

(7)  Reflects a 50% reduction from the average closing bid price of $1.20.

(8)  Reflects a 25% increase from the average closing bid price of $1.20.

(9)  Reflects a 50% increase from the average closing bid price of $1.20.

(10) The Certificates of Designation for the Series D, G and I preferred stock limit us from issuing shares of common stock exceeding 20% of the outstanding number of shares of our common stock on the date the shares of preferred stock were issued. The limit is 1,421,387 for the Series D preferred stock, of which 1,420,278 shares of our common stock have already been issued; and 1,421,387 for the Series G preferred stock, of which 1,418,336 shares of our common stock have already been issued; and 1,638,503 for the Series I preferred stock, of which 1,637,842 shares of common stock have already been issued. We must obtain stockholder approval to issue shares in excess of the 20% limitation, or in lieu of such approval redeem any shares in excess of the 20% limitation at 135 % of the stated value for Series D and G, and 125% of the stated value for Series I.

11) The conversion price is the lesser of (a) $5.98 or (b) 65% of the market price of our common stock for our Series I preferred stock.

12) Assumes that all 1,600 shares of Series I preferred stock, which have a stated value of $1,600,000, will be converted into common stock. This amount reflects the redemption by us of 1,130 shares of Series I preferred stock.

                      RISKS RELATED TO THE BUSINESS OF CHEX

         THE OPERATIONS OF CHEX IS SUBJECT TO THE FOLLOWING RISKS:

POTENTIAL FOR LOSSES ON RETURNED CHECKS COULD BE SIGNIFICANT

         Chex estimates that it will transact approximately $305 million in check cashing volume during 2003. Chex charges operations for potential losses on returned checks in the period such checks are cashed, since ultimate collection of these items is uncertain. Recoveries on returned checks are credited in the period when the recovery is received. While Chex employs a full-time collections specialist and has systems in place to mitigate the amount of returned checks, the potential for losses on returned checks could be significant and have a material negative impact on our financial condition and results of operations in any given period.

CHEX'S BUSINESS IS HIGHLY DEPENDENT ON CHECK CASHING, CREDIT/DEBIT CARD CASH ADVANCES AND AUTOMATED TELLER MACHINE FEES FOR ITS REVENUES WHICH COULD BE LIMITED BY STATE AND/OR FEDERAL AUTHORITIES.

         Chex's revenues are mainly comprised from fees charged to its customers for check cashing, credit card and automated teller machine transactions. If federal or state authorities were to limit or ban fees charged for Chex's check cashing, credit card or automated teller machine transactions, we would see a significant decline in revenues that could have a material adverse effect on our business, growth, financial condition and results of operations.

CHEX'S BUSINESS IS SUBJECT TO REGULATION BY VARIOUS TRIBAL AND GOVERNMENTAL AGENCIES.

         A majority of the locations where Chex offers its services are on tribal lands. Chex is licensed at many of the locations where it operates by the local tribal authority and/or various state licensing organizations. All of the tribes operate under various compacts negotiated with the states where they are domiciled. The Bureau of Indian Affairs, that reports to the U.S. Department of Commerce, oversees the regulatory aspects of these compacts. If a tribe were found in violation of the regulations of the state compact, its locations could be closed down, which would have a material adverse effect on our business, growth, financial condition and results of operations.

CHEX RELIES ON CERTAIN NOTES PAYABLE TO FUND ITS CHECK CASHING OPERATIONS AND GROWTH THAT ARE SUBJECT TO REPAYMENT ON 90 DAYS NOTICE.

         Chex relies in part on debenture notes from private investors to operate its business and to fund its growth. There is no assurance Chex will continue to raise the necessary funds to support its future growth. Additionally, these debenture notes are one year in length, but cancelable by either party with 90 days notice. There is no assurance that Chex will be able to replace funds in the event of the non-renewal of a note or a cancellation notice.

CERTAIN OF CHEX'S CASINO CONTRACTS CONTAIN PROVISIONS THAT COULD BE SUBJECT TO INTERPRETATION BY THE CONTRACTUAL PARTIES AND OPERATES AT SOME GAMING ESTABLISHMENTS WITH UNSIGNED CONTRACTS, VERBAL AGREEMENTS OR VERBAL AGREEMENTS TO EXISTING WRITTEN CONTRACTS.

         While a majority of Chex's locations operate under written contracts, certain of these contracts could be subject to interpretation by the contractual parties particularly given the fact that many of these contracts are with Native American owned casinos which have not waived their sovereign immunity. In addition, Chex is operating at some locations with unsigned contracts, verbal agreements or verbal amendments to written contracts which may not be enforceable. Should any party bring challenges or claims to Chex pursuant to these written contracts or verbal agreements, we could experience a decrease in future revenue or be required to record an unforeseen future liability which could have a material adverse effect on our business, growth, financial condition and results of operations.

THERE IS NO ASSURANCE OF RENEWALS FOR CHEX'S CONTRACTS.

         Chex operates its business at most locations through contracts negotiated with tribal authorities and other entities that typically last for one to five years. While Chex historically has had significant success in renewing these contracts for successive terms, there is no assurance that future contract renewals will be successful and that Chex will be able to maintain its existing client base. Failure to complete a significant number of contract renewals could have a material adverse effect on our business, growth, financial condition and results of operations.

CHEX'S GROWTH IS DEPENDENT ON NEW CONTRACTS.

         The continued expansion and development of Chex's business will depend on the execution of new contracts with casinos and other gaming establishments. Chex has concentrated its efforts to date on Native American owned casinos where it has significant market penetration. In order to continue its growth, Chex may be required to market its products to non-Native American owned casinos and other gaming establishments in larger traditional gaming markets for which there is no assurance it will be successful. The inability to penetrate these markets could have a material adverse effect on our future growth, which would affect our business, financial condition and results of operations.

         In addition, Chex intends to market its new products, the FastFunds stored value card and the pre-paid payroll card, to industries outside of the Native American gaming industry, where it currently primarily operates. Chex can offer no assurance that its efforts will be successful. The inability to penetrate these markets could have a material adverse effect on its future growth, which would affect our business, financial condition and results of operations.

CHEX FACES INTENSE COMPETITION FOR ITS SERVICES.

         Chex competes with a number of companies in its market niche. Companies such as Game Financial Corp. (owned by American Express), Global Cash Access, Cash Systems and Americash offer full-service booth check cashing operations. In addition, Chex competes with Global Cash Access, Game Financial Corp., Cash Access Systems, Inc., Cash & Win (through an alliance with Comerica Bank and
NDC), Americash and Borrego Springs Bank which offer ala carte credit card cash advance systems and automated teller machines to the gaming and hospitality industries. Some of these companies are much larger and better financed than Chex. There is no assurance that Chex will be able to compete successfully with these companies in its particular market niche.

CHEX IS DEPENDENT UPON ITS MANAGEMENT AND MAY NOT BE ABLE TO RETAIN KEY
EMPLOYEES.

         Chex's growth and profitability will depend on its ability to retain key executives and managers, attract capable employees, and maintain and develop the systems necessary to operate its business. The loss of any one or more of its key executives could have a material adverse effect on our business, growth, financial condition and results of operations.

CHEX'S COMPUTER SYSTEMS ARE SUBJECT TO SECURITY RISKS WHICH, IF BREACHED, COULD ADVERSELY EFFECT ITS BUSINESS AND FINANCIAL CONDITION.

         Chex currently maintains a site on the World Wide Web at WWW.FASTFUNDSONLINE.COM to promote, enhance and encourage customers to use its services and to educate them on its services and products. On a secure section of its current web site, Chex maintains its proprietary application management software for use by its customers. Like most computer systems, Chex's systems are subject to the risks of computer viruses and unauthorized individuals (hackers) obtaining access to and inadvertently or purposefully damaging its systems. We believe the security and virus detection systems and controls that Chex has implemented significantly reduce these risks. If Chex's systems were compromised, its customers could lose data or be unable to access its system. In addition, sensitive information regarding its customers that is maintained on its system may become publicly available. In such circumstances, Chex may be exposed to liability from its customers, may lose these customers and may suffer significant damage to its business reputation. Any of these events could have an adverse effect on our business and financial condition.

CHEX INTENDS TO EXPAND ITS OPERATIONS AND MAY NOT BE ABLE TO SECURE FINANCING FOR FUTURE OPPORTUNITIES.

         Chex intends to seek to acquire other businesses in the future that are in similar businesses or expand its operations. Any such acquisitions will likely require it to raise additional capital through issuance of securities or by incurring additional debt obligations. There is no assurance that Chex will be able to secure financing to capitalize on business opportunities as they arise.

                          DESCRIPTION OF CAPITAL STOCK

COMMON STOCK

          We are authorized to issue up to 50,000,000 shares of common stock, $.02 par value per share. As of November 25, 2003, 30,830,726 shares of common stock were outstanding. All outstanding shares of common stock are fully paid and non-assessable, and all shares of common stock offered in the offering, when issued, will be fully paid and non-assessable.

PREFERRED STOCK

         Our preferred stock is so-called "blank check" preferred since our board of directors may fix or change the terms, including: (i) the division of such shares into series; (ii) the dividend or distribution rate; (iii) the dates of payment of dividends or distributions and the date from which they are cumulative; (iv) liquidation price; (v) redemption rights and price; (vi) sinking fund requirements; (vii) conversion rights; (viii) restrictions on the issuance of additional shares of any class or series. As a result, our board of directors are entitled to authorize the creation and issuance of up to 2,000,000 shares of preferred stock in one or more series with such terms, limitations and restrictions as may be determined in our board of director's sole discretion, with no further authorization by our stockholders except as may be required by applicable laws or securities exchange listing rules.

         The holders of shares of preferred stock have only such voting rights as are granted by law and authorized by the board of directors with respect to any series thereof. Our board of directors has the right to establish the relative rights of the preferred stock in respect of dividends and other distributions and in the event of the voluntary or involuntary liquidation, dissolution or winding up of our affairs as compared with such rights applicable to the common stock and any other series of preferred stock.

         The effect of preferred stock upon the rights of holders of common stock may include: (i) the reduction of amounts otherwise available for payment of dividends on common stock to the extent that dividends are payable on any issued shares of preferred stock; (ii) restrictions on dividends on common stock if dividends on preferred stock are in arrears; (iii) dilution of the voting power of the common stock and dilution of net income and net tangible book value per share of common stock as a result of any such issuance, depending on the number of shares of common stock not being entitled to share in our assets upon liquidation until satisfaction of any liquidation preference granted to shares of preferred stock. It is not possible to state the effect that other series of preferred stock may have upon the rights of the holder of common stock until the board of directors determines the terms relating to those series of preferred stock.

         Currently, we have the following series of preferred stock outstanding. The board of directors has no present commitment, arrangement or plan that would require the issuance of shares of preferred stock in connection with an equity offering, merger, acquisition or otherwise:

     o SERIES D 6% CONVERTIBLE PREFERRED STOCK. The Series D preferred stock has a stated value of $1,000 per share. The Series D preferred stock ranks prior to our common stock and pari passu with other series of preferred stock issued prior to the Series D preferred stock and senior to any series of preferred stock issued after the Series D preferred stock. The Series D preferred stock entitles its holder to 6% annual dividends, payable quarterly. The Series D preferred stock liquidation preference is equal to the sum of the stated value of each share plus an amount equal to 30% of the stated value plus the aggregate of all accrued and unpaid dividends on each share of Series D preferred stock until the most recent dividend payment date of date of our liquidation, dissolution or winding up. Lastly, the Series D preferred stock is convertible at any time, and from time to time at a conversion price per share of common stock equal to 65% of the market price of the common stock. The number of shares of common stock due upon conversion of each share of Series D preferred stock is (i) the number of shares to be converted, multiplied by (ii) the stated value of the Series D preferred stock and divided by (iii) the applicable conversion price. As of December 8, 2003, 408 shares of Series D preferred stock were outstanding.

     o SERIES G 6% CONVERTIBLE PREFERRED STOCK. The Series G preferred stock has a stated value of $1,000 per share and bears dividends at 6% per annum plus a 4% per annum dividend default rate, payable quarterly commencing September 30, 2000, when, as and if declared by our board of directors. Dividends may be payable by us in cash or, at our option, shares of common stock. The Series G preferred stock is convertible, together with any accrued but unpaid dividends, at any time and from time to time into shares of common stock at a conversion price per share equal to the lesser of $6.50 or 65% of the market price upon the occurrence of certain material events. All outstanding shares of Series G preferred stock shall be automatically converted into common stock on August 31, 2003. However, the Company has been negotiating with the holder to extend the terms, therefore, the holder has not elected to convert the preferred shares into common stock. The Series G preferred stock are redeemable at our option at any time prior to conversion at a redemption price equal to $1,350 per share plus any accrued but unpaid dividends. As of December 8, 2003, 370 shares of Series G preferred stock were outstanding.

     o SERIES I 6% CONVERTIBLE PREFERRED STOCK. The stated value of the Series I preferred stock is $1,000 per share and bears dividends at 6% per annum plus a 4% per annum dividend default rate, payable quarterly commencing September 30, 2001, when, as and if declared by our board of directors. Dividends may be payable by us in cash or, at our option, shares of common stock. The Series I preferred stock is convertible, together with any accrued but unpaid dividends, at any time and from time to time into shares of our common stock at a conversion price per share equal to the lesser of $6.50 or 65% of the market price upon the occurrence of certain material events. All outstanding shares of Series I preferred stock will be automatically converted into common stock on the third anniversary of the date of the Series I preferred certificate of designations. The shares of Series I preferred stock are redeemable at our option at any time at a redemption price 125% above the stated value per share plus any accrued but unpaid dividends. The warrants issued in connection with the Series I preferred stock offering will be exercisable until August 2, 2004, at an exercise price equal to the average of the closing bid prices of our common stock in a regular day session as reported on the Nasdaq SmallCap Market for the five trading days immediately preceding the closing dates for the sales of the Series I preferred stock. Accordingly, the warrants issued in connection with the sales of Series I preferred stock that closed on August 3, 2001, are exercisable at $5.25 per share; the warrants issued in connection with the sales of Series I preferred stock that closed on August 6, 2001 are exercisable at $5.25 per share; and the warrants issued in connection with the sales of Series I preferred stock that closed on August 8, 2001, are exercisable at $5.32 per share. As of December 8, 2003, 1,600 shares of Series I preferred stock were outstanding.

         The Series I preferred stock is subject to a registration rights agreement, which provides that we will use our best efforts to register the common stock underlying the Series I preferred stock and the common stock underlying the warrants within a specified time period. Because a registration statement had not been declared effective by the stipulated date, we incurred approximately $263,600 in penalties through September 30, 2002, which is reflected in a liability account on our balance sheet as of September 30, 2002. The penalties are payable in cash. On May 3, 2002, we filed a Form S-3/A with the SEC to register the shares underlying the Series I preferred stock. The registration statement was declared effective by the SEC on May 30, 2002, and accordingly, we have not incurred additional penalties since that date.

         We conduct substantially all of our operations through our subsidiaries. We are dependent upon the cash flow of our subsidiaries to meet our obligations, including our obligations under the convertible stock. As a result, the Series D, G, and I preferred stock will be effectively subordinated to all existing and future indebtedness and other liabilities and commitments of our subsidiaries with respect to the cash flow and assets of those subsidiaries.

                             SELLING SECURITYHOLDERS

         Discussed below are the total number of shares of our common stock and the total number of shares of common stock assuming the exercise of all warrants owned by the selling securityholders and registered hereunder. Except as indicated, the selling securityholders are offering all of the shares of common stock owned by them or received by them upon the exercise of the warrants.

         Because the selling securityholders may offer all or part of the shares of common stock currently owned or the shares of common stock received upon exercise of the warrants, which they own pursuant to the offering contemplated by this reoffer prospectus, and because its offering is not being underwritten on a firm commitment basis, no estimate can be given as to the amount of warrants that will be held upon termination of this offering. The shares of common stock currently owned and the shares of common stock received upon exercise of the options or warrants offered by this reoffer prospectus may be offered from time to time by the selling securityholders named below.

         Up to 3,500,000 shares of common stock issued pursuant to the exercise of stock options by officers, directors, employees or consultants who are eligible to participate in the Equitex, Inc. 2003 Stock Option Plan (the "2003 Plan") may be sold pursuant to this reoffer prospecuts. Eligibility to participate in the 2003 Plan is available to our officers, directors, employees and consultants as determined solely by the compensation committee of the board of directors. Assuming all 3,500,000 options underlying the 2003 Plan are exercised and not sold, the selling securityholders would be the beneficial owners of 10.17% of the outstanding shares of common stock (including the shares of common stock offered by this reoffer prospectus). The officers, directors, employees and consultants eligible to participate in the 2003 Plan are offering up to 3,500,000 shares of our common stock.

         Of the 3,500,000 options eligible for grant pursuant to the 2003 Plan, 1,500,000 options to purchase 1,500,000 shares of common stock have been granted as of the date of this prospectus. Information relating to individual selling securityholders for any options granted following the effective date of this prospectus will be included supplementally. The following table contains information for the selling securityholders offeing 3,500,000 shares pursuant to the 2003 Plan.

------------------------ ---------------------- ------------------------- -------------------------
                                                 SHARES OF COMMON STOCK
                                                   RECEIVED AND TO BE
                                                RECEIVED UPON EXERCISE OF
                         SHARES OF COMMON STOCK STOCK OPTIONS AND OFFERED PERCENTAGE OF OUTSTANDING
                           OWNED PRIOR TO THIS         FOR SELLING         COMMON STOCK OWNED UPON
SELLING SECURITYHOLDER          OFFERING        SECURITYHOLDERS' ACCOUNT  EXERCISE OF STOCK OPTIONS
------------------------ ---------------------- ------------------------- -------------------------
Henry Fong                           627,875                 328,000                    3.07%
------------------------ ---------------------- ------------------------- -------------------------
Russell L. Casement                  146,795                 100,000                    0.80%
------------------------ ---------------------- ------------------------- -------------------------
Aaron A Grunfeld                      32,700                 100,000                    0.43%
------------------------ ---------------------- ------------------------- -------------------------
Thomas B. Olson                            0                 100,000                    0.32%
------------------------ ---------------------- ------------------------- -------------------------
Barry S. Hollander*                   20,000                 100,000                    0.39%
------------------------ ---------------------- ------------------------- -------------------------
Doreen A. Schmidt                          0                  12,000                    0.04%
------------------------ ---------------------- ------------------------- -------------------------
James P. Welbourn                    337,334                 282,700                    1.99%
------------------------ ---------------------- ------------------------- -------------------------
George Connors                             0                 100,000                    0.32%
------------------------ ---------------------- ------------------------- -------------------------
Ralph Klein                          230,000                 100,000                    1.07%
------------------------ ---------------------- ------------------------- -------------------------
Ijaz Anwar                             1,100                 100,000                    0.33%
------------------------ ---------------------- ------------------------- -------------------------
Pam Houle                                  0                  26,500                    0.09%
------------------------ ---------------------- ------------------------- -------------------------
Dawn Ray                                   0                  26,500                    0.09%
------------------------ ---------------------- ------------------------- -------------------------
Kathryn Welbourn                           0                  26,500                    0.09%
------------------------ ---------------------- ------------------------- -------------------------
Deanna Moose                               0                  26,500                    0.09%
------------------------ ---------------------- ------------------------- -------------------------
Chris Epple                            1,000                  26,500                    0.09%
------------------------ ---------------------- ------------------------- -------------------------
Jodi Dilascio                            750                  26,500                    0.09%
------------------------ ---------------------- ------------------------- -------------------------
Keli Mahowald                              0                   8,300                    0.03%
------------------------ ---------------------- ------------------------- -------------------------
Vincent Ella                               0                  10,000                    0.03%
------------------------ ---------------------- ------------------------- -------------------------
Unnamed option holders                     0               2,000,000                    6.09%
------------------------ ---------------------- ------------------------- -------------------------
                                                           3,500,000
======================== ====================== ========================= =========================

* Barry S. Hollander is also registering 100,000 shares of common stock underlying common stock purchase warrants in addition to the stock options listed.

         Barry S. Hollander, who has provided us with consulting services, is a selling securityholder and the beneficial owner of 20,000 shares of our common stock, 100,000 stock options to purchase 100,000 shares common stock and 100,000 warrants to purchase 100,000 shares of our common stock. Upon the exercise of these warrants, Barry S. Hollander is the beneficial owner of .32% of the outstanding shares of common stock (including the shares of common stock offered by this reoffer prospectus). Barry Hollander is offering 200,000 shares of our common stock.

         Kendra Takimoto, who has provided us with consulting services, is a selling securityholder and the beneficial owner of warrants to purchase 5,000 shares of our common stock. Upon the exercise of these warrants, Kendra Takamoto is the beneficial owner of .01% of the outstanding shares of common stock (including the shares of common stock offered by this reoffer prospectus). Kendra Takimoto is offering 5,000 shares of our common stock.

         Audrey Marks, who has provided us with consulting services, is a selling securityholder and the beneficial owner of warrants to purchase 70,000 shares of our common stock. Upon the exercise of these warrants, Audrey Marks is the beneficial owner of .20% of the outstanding shares of common stock (including the shares of common stock offered by this reoffer prospectus). Audrey Marks is offering 70,000 shares of our common stock.

         Friedlob Sanderson Paulson & Tourtillott, LLC, our attorney, is a selling securityholder and the beneficial owner of 107,110 shares of common stock, .31% of the outstanding shares of our common stock (including the shares of common stock offered by this reoffer prospectus). Friedlob Sanderson Paulson & Tourtillott, LLC is offering 107,110 shares of our common stock.


                                                 PLAN OF DISTRIBUTION

         We are registering the shares of common stock on behalf of the individual selling securityholders. All costs, expenses and fees in connection with the registration of the shares of common stock offered will be borne by us. Brokerage commission and similar selling expenses, if any, attributable to the sale of shares of common stock will be borne by the selling securityholders. Sales of shares of common stock may be effected by the selling securityholders from time to time in one or more types of transactions (which may include block transactions), in the over-the-counter market, in negotiated transactions, through put or call options transactions relating to the shares of common stock, through short sales of shares of common stock, or a combination of these methods of sale, at market prices prevailing at the time of sale, or at negotiated prices. Any of these transactions may or may not involve brokers or dealers. The selling securityholders have advised us that they have not entered into any agreements, understandings or arrangements with any underwriters or broker-dealers regarding the sale of their securities, nor is there any underwriter or coordinating broker acting in connection with the proposed sale of shares of common stock by the selling securityholders.

         The selling securityholders may effect transactions by selling shares of common stock directly to purchasers or to or through broker-dealers, which may act as agents or principals. Broker-dealers may receive compensation in the form of discounts, concessions, or commissions from the selling securityholders and/or the purchaser(s) of shares of common stock for whom those broker-dealers may act as agents or to whom they sell as principal, or both (which compensation as to a particular broker-dealer might be in excess of customary commissions).

         The selling securityholders and any broker-dealers that act in connection with the sale of shares of common stock might be deemed to be underwriters within the meaning of Section 2(a)(11) of the Securities Act, and any commissions received by those broker-dealers and any profit on the resale of the shares of common stock sold by them while acting as principals might be deemed to be underwriting discounts or commissions under the Securities Act. We have agreed to indemnify the selling securityholders against liabilities, including liabilities arising under the Securities Act. The selling securityholders may agree to indemnify any agent, dealer or broker-dealer that participates in transactions involving sales of the shares of common stock against liabilities, including liabilities arising under the Securities Act.

         Because the individual selling securityholders may be deemed to be underwriters within the meaning of Section 2(a)(11) of the Securities Act, the selling securityholders will be subject to the prospectus delivery requirements of the Securities Act. We have informed the selling securityholders that the anti-manipulative provisions of Regulation M issued under the Exchange Act may apply to its sales in the market.

         The selling securityholders also may resell all or a portion of the shares of common stock in open market transactions in reliance upon Rule 144 under the Securities Act, provided they meet the criteria and conform to the requirements of that Rule.

         After the selling securityholders notify us that any material arrangement has been entered into with a broker-dealer for the sale of shares of common stock through a block trade, special offering, exchange distribution or secondary distribution or a purchase by a broker or dealer, a supplement to this reoffer prospectus will be filed, if required, under Rule 424(b) to the Securities Act, disclosing (a) the name of the selling securityholders and of the participating broker-dealer(s), (b) the number of shares of common stock involved, (c) the price at which those shares of common stock were sold, (d) the commissions paid or discounts or concessions allowed to such broker-dealer(s), where applicable, (e) that such broker-dealer(s) did not conduct any investigation to verify the information contained or incorporated by reference in this reoffer prospectus and (f) other facts material to the transaction.

         We are unable to predict the effect which sales of the shares of common stock offered by this reoffer prospectus might have upon our ability to raise further capital.

         In order to comply with states' securities laws, if applicable, the shares of common stock will be sold in those jurisdictions only through registered or licensed brokers or dealers. In addition, in certain states, the shares of common stock may not be sold unless they have been registered or qualified for sale in those states or an exemption from registration or qualification is available and complied with.

         Of the 3,782,110 shares of common stock which may be offered pursuant to this reoffer prospectus, 3,500,000 shares underlie stock options and 175,000 underlie warrants that currently are outstanding. If the options and warrants to acquire all 3,675,000 share of common stock are exercised, we will receive proceeds of approximately $1,320,000, which proceeds will be added to our working capital.

         INDEMNIFICATION PROVIDED IN CONNECTION WITH THE OFFERING BY THE SELLING SECURITYHOLDERS

         None.

                                  EQUITEX, INC.


                 3,782,110 SHARES OF COMMON STOCK TO BE OFFERED
                      AND SOLD BY SELLING SECURITYHOLDERS






                                December 12, 2003





                      ------------------------------------

                               REOFFER PROSPECTUS

                      ------------------------------------








--------------------------------------------------------------------------------

         No dealer, salesman or other person has been authorized to give any information or to make any representations other than those contained in this reoffer prospectus. Any information or representations not herein contained, if given or made, must not be relied upon as having been authorized by Equitex. This reoffer prospectus does not constitute an offer or solicitation in respect to these securities in any jurisdiction in which such offer or solicitation would be unlawful. The delivery of this reoffer prospectus shall not, under any circumstances, create any implication that there has been no change in the affairs of Equitex or that the information contained herein is correct as of any time subsequent to the date of this reoffer prospectus. However, in the event of a material change, this reoffer prospectus will be amended or supplemented accordingly.
--------------------------------------------------------------------------------

                                     PART II
               INFORMATION REQUIRED IN THE REGISTRATION STATEMENT


Item 3.  INCORPORATION OF DOCUMENTS BY REFERENCE.

         The following documents filed with the Commission by the Registrant are hereby incorporated into this Registration Statement by reference:

------------------------------------- ------------------------------------------
             Filing                                    Period
------------------------------------- ------------------------------------------

Annual Report on Form 10-K..........  For the year ended December 31, 2002
------------------------------------- ------------------------------------------

Quarterly Report on Form 10-Q.......  For the quarter ended March 31, 2003
------------------------------------- ------------------------------------------

Quarterly Report on Form 10-Q.......  For the quarter ended June 30, 2003
------------------------------------- ------------------------------------------

Quarterly Report on Form 10-Q.......  For the quarter ended September 30, 2003
------------------------------------- ------------------------------------------

The Description of our Common Stock.  Registration Statement on Form 8-A filed with the Commission July 21, 1983
--------------------------------------------------------------------------------

Rule 425 Filing.....................  Filed with the Commission on July 23, 2003
------------------------------------- ------------------------------------------

Rule 425 Filing.....................  Filed with the Commission on September
                                      29, 2003
------------------------------------- ------------------------------------------

Rule 425 Filing.....................  Filed with the Commission on November
                                      17, 2003
------------------------------------- ------------------------------------------

         All documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934 (the "Exchange Act"), prior to the filing of a post-effective amendment which indicates that all shares offered hereunder have been sold or de-registers all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing of such documents.

Item 4.  DESCRIPTION OF SECURITIES.

         Not Applicable.

Item 5.  INTERESTS OF NAMED EXPERTS AND COUNSEL.

         The law firm of Friedlob Sanderson Paulson and Tourtillott, LLC, is providing its opinion as to the shares being offered pursuant to this Registration Statement on Form S-8. Of the 3,782,110 shares of Common Stock being registered, 107,110 shares are being registered for the benefit of Friedlob Sanderson Paulson and Tourtillott, LLC.


Item 6.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

         Section 145 of the Delaware General Corporation Law provides for, under certain circumstances, the indemnification of Equitex's officers, directors, employees and agents against liabilities which they may incur in such capacities. A summarization of the circumstances in which such indemnifications provided for is contained herein, but that description is qualified in its entirety by reference to the relevant Section of the Delaware General Corporation Law.

         In general, the statute provides that any director, officer, employee or agent of a corporation may be indemnified against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement, actually and reasonably incurred in a proceeding (including any civil, criminal, administrative or investigative proceeding) to which the individual was a party by reason of such status. Such indemnity may be provided if the indemnified person's actions resulting in the liabilities: (i) were taken in good faith;
(ii) were reasonably believed to have been in or not opposed to Equitex's best interest; and (iii) with respect to any criminal action, such person had no reasonable cause to believe the actions were unlawful. Unless ordered by a court, indemnification generally may be awarded only after a determination of independent members of the Board of Directors or a committee thereof, by independent legal counsel or by vote of the stockholders that the applicable standard of conduct was met by the individual to be indemnified.

         The statutory provisions further provide that to the extent a director, officer, employee or agent is wholly successful on the merits or otherwise in defense of any proceeding to which he was a party, he is entitled to receive indemnification against expenses, including attorneys' fees, actually and reasonably incurred in connection with the proceeding.

         Indemnification in connection with a proceeding by or in the right of Equitex in which the director, officer, employee or agent is successful is permitted only with respect to expenses, including attorneys' fees actually and reasonably incurred in connection with the defense. In such actions, the person to be indemnified must have acted in good faith, in a manner believed to have been in Equitex's best interest and must not have been adjudged liable to Equitex unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability, in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expense which the Court of Chancery or such other court shall deem proper. Indemnification is otherwise prohibited in connection with a proceeding brought on behalf of Equitex in which a director is adjudged liable to Equitex, or in connection with any proceeding charging improper personal benefit to the director in which the director is adjudged liable for receipt of an improper personal benefit.

         Delaware law authorizes Equitex to reimburse or pay reasonable expenses incurred by a director, officer, employee or agent in connection with a proceeding in advance of a final disposition of the matter. Such advances of expenses are permitted if the person furnishes to Equitex a written agreement to repay such advances if it is determined that he is not entitled to be indemnified by Equitex.

         The statutory section cited above further specifies that any provisions for indemnification of or advances for expenses does not exclude other rights under Equitex's Certificate of Incorporation, Bylaws, resolutions of its stockholders or disinterested directors, or otherwise. These indemnification provisions continue for a person who has ceased to be a director, officer, employee or agent of the corporation and inure to the benefit of the heirs, executors and administrators of such persons.

         The statutory provision cited above also grants the power to Equitex to purchase and maintain insurance policies which protect any director, officer, employee or agent against any liability asserted against or incurred by him in such capacity arising out of his status as such. Such policies may provide for indemnification whether or not the corporation would otherwise have the power to provide for it. No such policies providing protection against liabilities imposed under the securities laws have been obtained by Equitex.

         Article VII Section 9 of Equitex's Bylaws provides that Equitex shall indemnify its directors, officers, employees and agents to the fullest extent permitted by the Delaware General Corporation Law. In addition, Equitex has entered into agreements with its directors indemnifying them to the fullest extent permitted by the Delaware General Corporation Law.

         Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers or persons controlling Equitex pursuant to the foregoing provisions, Equitex has been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is therefore unenforceable.

Item 7.  EXEMPTION FROM REGISTRATION CLAIMED.

         Of the 3,782,110 shares being registered, 107,110 shares of common stock were issued pursuant to an individual compensation plan in exchange for legal services valued at $160,665 and performed in connection with our general corporate activities and not in relation to any offering of securities. We relied upon exemptions from registration provided by Sections 4(6) or 4(2) of the Securities Act of 1933, as amended, and Rule 506 promulgated thereunder based upon (i) representations from the securityholder that he is an accredited or sophisticated investor with experience in investing in securities such that he could evaluate the merits and risks related to the securities; (ii) that no general solicitation of the securities was made by us; (iii) the securityholder represented to us that he was acquiring the securities for his own account and not with a view towards further distribution; (iv) the securities were "restricted securities" as that term is defined under Rule 144 promulgated under the Securities Act; (iv) we placed appropriate restrictive legends on the certificates representing the securities regarding the restricted nature of these securities; and (v) prior to completion of the transaction, the securityholder was informed in writing of the restricted nature of the securities, provided with all information regarding us as required under Rule 502 of Regulation D and was given the opportunity to ask questions of and receive additional information from us regarding our financial condition and operations.

Item 8.  EXHIBITS.

         The following is a complete list of exhibits filed as a part of this Registration Statement, which Exhibits are incorporated herein.

     NO.    DESCRIPTION
     ---    -----------
     5.1    Opinion of Counsel and Consent of Friedlob Sanderson Paulson &
            Tourtillott, LLC

     24.1   Power of Attorney - Included on Signature Page

     23.1   Consent of Friedlob Sanderson Paulson & Tourtillott, LLC (See
            Exhibit 5.1)

     23.2 Consent of Independent Certified Public Accountants, Gelfond Hochstadt Pangburn, P.C. (Filed herewith)

     23.3 Acknowledgment of Independent Certified Public Accountants, Gelfond Hochstadt Pangburn, P.C. (Filed herewith)

     23.4 Independent Auditor's Consent, McGladrey & Pullen, LLP (Filed herewith)

     23.5 Independent Auditor's Consent, McGladrey & Pullen, LLP (Filed herewith)


Item 9.  UNDERTAKINGS

         The undersigned Registrant hereby undertakes:

         (a)   (1)  to file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

               (2) that, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

               (3) to remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

         (b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.


         (c) The undersigned registrant hereby undertakes to deliver or cause to be delivered with the prospectus, to each person to whom the prospectus is sent or given, the latest annual report to security holders that is incorporated by reference in the prospectus and furnished pursuant to and meeting the requirements of Rule 14a-3 or Rule 14c-3 under the Securities Exchange Act of 1934; and, where interim financial information required to be presented by
Article 3 of Regulation S-X are not set forth in the prospectus, to deliver, or cause to be delivered to each person to whom the prospectus is sent or given, the latest quarterly report that is specifically incorporated by reference in the prospectus to provide such interim financial information.

         (d) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

          Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Englewood, State of Colorado, on this 12th day of December, 2003.

                                  Equitex, Inc.


                                  By /s/ Henry Fong
                                     ---------------------------
                                     Henry Fong, President


          KNOW ALL MEN BY THESE PRESENTS, that the undersigned officers and/or directors of Equitex, Inc., by virtue of their signatures appearing below, hereby constitute and appoint Henry Fong and Thomas B. Olson, each with full power of substitution, as attorneys-in-fact in their names, places and steads to execute any and all amendments to this Registration Statement on Form S-8 in the capacities set forth opposite their names below and hereby ratify all that said attorneys-in-fact may do by virtue thereof.

          Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

 Signatures                           Title                      Date
 ----------                           -----                      ----
 /s/ Henry Fong                Principal Financial          December 12, 2003
 ------------------------         and Accounting
 Henry Fong                    Officer and Director

 /s/ Russell L. Casement             Director               December 12, 2003
 ------------------------
 Russell L. Casement

 /s/ Aaron A. Grunfeld               Director               December 12, 2003
 ------------------------
 Aaron A. Grunfeld